SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  /  /

Check the appropriate box:
/  /     Preliminary Proxy Statement
/  /     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
/  /     Definitive Proxy Statement
/  /     Definitive Additional Materials
/X/      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                 U.S. PAWN, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the approximate box):

/ X /   No fee required.
/   /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

/  /     Fee paid previously with preliminary materials.
/  /     Check box if any part of the fee is offsetas provided  by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the Form or schedule and the date of its filing.
         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

(4)      Date Filed:

                     U.S. Pawn and U.S. Remodelers to Merge

     WESTMINSTER, Colo., and DALLAS, Nov. 6 -- U.S. Pawn, Inc. (Nasdaq: USPN) ("USPN") and U.S. Remodelers, Inc. ("USRM") today announced that the two companies have executed an agreement to merge USRM into a wholly owned subsidiary of USPN (the "Merger").

     USPN owns and operates thirteen pawn shops located in Colorado and Wyoming and is based in Westminster, Colorado. As a condition of the Merger, USPN has entered into an asset purchase agreement under which it will sell all its pawn shop operations to privately held Pawn-One, Inc. in exchange for $4.2 million in cash, subject to certain adjustments (the "Asset Sale"). Pawn-One, Inc. is headquartered in Wheatridge, Colorado. Upon completion of the Asset Sale, USPN will discontinue operations in the pawn industry. The Asset Sale and Merger are subject to certain conditions contained in the agreements including, without limitation, the approval of USPN shareholders.

     Under the terms of the Merger, USPN will issue shares of its common stock in exchange for all of the outstanding common stock of USRM. The number of USPN shares issued in the Merger will depend primarily upon the amount of cash held by USPN on the date the Merger is finalized. It is anticipated that following the closing of the Merger current USPN shareholders will own between 17% and 25% of USPN common stock outstanding. Charles C. Van Gundy, President and Chief Executive Officer of USPN says, "I am very excited about the opportunity this acquisition presents to our shareholders. I believe that U.S. Remodelers is a dynamic company capable of successfully capturing the potential of a large segment of the home improvement industry."

     Contemporaneously with the Merger, USPN plans to change its name to U.S. Home Systems, Inc. Pursuant to the Merger, USRM will become a wholly owned subsidiary of U.S. Home Systems, Inc. USRM is a Dallas, Texas based company which is engaged, through direct consumer marketing, in the design, manufacture and installation of specialty home improvement products. Its current product lines include kitchen cabinet refacing, bathroom updating and vinyl replacement windows. USRM conducts a substantial portion of its direct consumer marketing under the service mark "Century 21 Home Improvements". USRM operates thirteen sales and installation centers across the United States. Its manufacturing activities are conducted in a 70,000 square foot facility located in Charles City, Virginia from which it ships completed kitchen products to all of its branch facilities. For the twelve months ended December 31, 1999, USRM's audited total contract revenues equaled $33 million. For the nine months ended September 30, 2000, its contract revenues (on an unaudited basis) totaled $28.4 million.

     Murray H. Gross, President and Chief Executive Officer ("CEO") of USRM will become the Chairman and CEO of U.S. Home Systems, Inc. Mr. Gross was formerly the President and Chief Operating Officer of Facelifters Home Systems, Inc. Mr. Gross, who has over 40 years experience in the kitchen remodeling business says, "I believe this is a great opportunity for the shareholders of both companies. I believe that the resources of U.S. Pawn combined with the skills and experience of U.S. Remodelers should enable us to build a company of national prominence and consolidate a fragmented industry now dominated by local home improvement contractors."

     Except for any historical information contained herein, certain matters set forth in this release are forward-looking statements which can be identified by the use of forward-looking terms such as "believes," "estimates," "plans," "expects," "anticipates," "intends" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties are beyond the ability of USPN or USRM to control, and, in many cases, USPN or USRM cannot predict all of the risks and uncertainties that could cause actual results, performance or achievements to differ materially from those indicated by the forward-looking statements. These forward-looking statements speak only as of the date hereof and USPN or USRM and their respective management cannot assure that future results or events covered by any forward-looking statements will be achieved and disclaim any intent or obligation to update these forward-looking statements.